EX-2.1

                               ASSET PURCHASE AGREEMENT

                               ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 4, 2004, by and among FREESTAR TECHNOLOGY CORPORATION, a Nevada corporation (the "Buyer"), UNIPAY, INC., a North Carolina corporation (the "Seller"), and UNICOMP, INC., a Colorado corporation (the
"Stockholder").

                                        WITNESSETH:

     WHEREAS, the Seller, among other operations, provides or acts as an electronic gateway between sellers of goods and services and processors of payments for those goods and services made via credit cards and debit cards, presently located at the Seller's facility in Murphy, North Carolina (the "Business");

     WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding capital stock of the Seller; and

     WHEREAS, the Seller desires to sell all of its assets and properties used in connection with the operation of the Business to the Buyer, and the Buyer desires to purchase such assets and properties, and the related operations of the Business as a going concern, all upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

     1.  ACQUIRED ASSETS.

          2.1 The Assets. Subject to the terms and conditions of this Agreement, on and as of the date hereof, the Seller is selling, transferring and delivering to the Buyer, and the Buyer is purchasing and receiving from the Seller, all of the assets and properties of the Seller used in connection with the operation of the Business and which are listed on Schedule 1.1 as same are constituted on the date hereof (collectively, the "Assets"), and which include:

            (a) All accounts receivable, notes receivable and other rights of the Business to receive payment for goods sold and/or services rendered after the Closing;

            (b) All machinery, equipment, inventory and supplies owned by the Seller and used in the operation of the Business, including but not limited to those items listed on Schedule 1.1 annexed hereto (the "Fixed Assets");

            (c) All rights under executory contracts and agreements relating to the Business between the Seller, its customers, merchants and other parties relating to ongoing and/or future sales or services to be rendered to such customers, including without limitation, the Paymentech contract;

            (d) All amounts held by the Seller relating to the Business as merchant reserves or deposits (i) on products to be made or delivered or services hereafter to be rendered, or (ii) to be released and retained upon customer acceptance or approval of products previously shipped or services previously rendered; and

            (e) All customer lists, supplier lists, operating manuals, computer software, trademarks, trade names, trade secrets, technical information, and other such knowledge and information constituting the "know-how" of the Seller relating to the Business, and the good will of the Seller relating to the Business;

            (f) All books, records, printouts, drawings, data, files, notes, notebooks, correspondence and memoranda relating to the foregoing Assets.

          2.2 Excluded Assets. Anything elsewhere contained in this Agreement to the contrary notwithstanding, the Seller is not selling, assigning or transferring, and the Buyer is not purchasing or acquiring, any cash (other than amounts representing merchant reserves or deposits), marketable securities, rights in real estate or operations of the Seller which do not constitute the Business.

          2.3 Movement of Assets. Buyer hereby accepts delivery of the Assets at the Seller's place of business set forth in Section 11.2(a) below, and the Buyer agrees that it will, at its expense, move the Assets out of the Seller's premises within thirty (30) days after the date hereof.

     3.  NO ASSUMPTION OF LIABILITIES.

          3.1 Disclaimer of Liabilities. The Buyer does not and will not assume, and hereby expressly disclaims any assumption of, any debts, liabilities or obligations (absolute or contingent) of any kind of the Seller, including but not limited to (a) accounts payable and lease obligations arising or relating to periods prior to the date hereof, (b) indebtedness for money borrowed, (c) income taxes, sales taxes, payroll taxes, withholding taxes, franchise taxes, and other taxes, including but not limited to any taxes which may arise out of or be assessable in respect of the transactions contemplated by this Agreement, (d) claims, litigation, liabilities or obligations arising out of or relating to the operations of the Seller prior to the date hereof, including, without limitation, the ROI Litigation (as such term is defined in Section 7.1(a)), or any products manufactured or sold or services rendered by the Seller prior to the date hereof, (e) liabilities or obligations of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of the Seller, whether under any contract or agreement, pursuant to any pension plan or employee benefit or welfare plan, or otherwise, (f) liabilities or obligations relating to recapture of any depreciation deduction or investment tax credit of the Seller, and/or (g) any other liabilities or obligations of or relating to the Seller in any manner whatsoever.

     4.  PURCHASE PRICE.

          4.1  Consideration to the Seller.

            (a)  The purchase price for the Assets (the
"Consideration") shall be the sum of (i) One Hundred Fifty Thousand ($150,000) Dollars, which will be paid to the Seller on or before July 1, 2004, by wire transfer to an account designated by the Seller or by certified or bank cashier's check, and (ii) 10,000,000 shares of common stock (the "Shares") of the Buyer, which Shares have an agreed value of $1,000,000, issued in the name of the Stockholder and delivered to the Stockholder on the date hereof.

            (b) To the extent that the Seller has not already paid its existing debts and liabilities out of its cash on hand, the Seller will, on the date it receives the Consideration paid pursuant to Section 3.1(a)(i) above apply a portion thereof to the payment of its outstanding undisputed debts and liabilities incurred in connection with the ownership and operation of the Assets, so that such debts and liabilities are paid in full.

          4.2 Allocation of Consideration. The Consideration specified in Section 3.1 above shall be allocated, as among the Assets, in accordance with Schedule 3.2 annexed hereto, and the parties will report these transactions (including, without limitation, for tax purposes) in accordance with such allocation.

          4.3 Sales Taxes. To the extent that any sales or use taxes may be payable in respect of the transactions pursuant to this Agreement, such sales and use taxes shall be reported and paid by the Seller in a timely manner.

     5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER.

     In connection with the sale of the Assets to the Buyer, and except as set forth in the Seller/Stockholder Exception Schedule attached hereto at Schedule 4, the Seller and the Stockholder hereby jointly and severally represent and warrant to the Buyer as follows:

          5.1 Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to own its assets and conduct its business as owned and conducted on the date hereof. The Seller is not required to be qualified as a foreign corporation under the laws of any jurisdiction other than the State of North Carolina.

          5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller has been duly and validly authorized by the Board of Directors of the Seller and by the Stockholder (as the sole stockholder of the Seller). No further corporate authorization is required on the part of the Seller to consummate the transactions contemplated hereby.

          5.3 Valid and Binding Agreements. This Agreement, and the Bill of Sale, the Non-Competition Agreement and the Registration Rights Agreement (as such terms are hereinafter defined), constitute the legal, valid and binding obligations of the Seller and the Stockholder, as applicable, enforceable against the Seller and the Stockholder, as applicable, in accordance with their respective terms.

          5.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by the Seller and the Stockholder, nor compliance with the terms and provisions of this Agreement on the part of the Seller and the Stockholder, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Seller, the violation of which would result in a material loss or injury to the Buyer; (b) to the knowledge of the Seller and the Stockholder, require the issuance of any authorization, license, consent or approval of any federal or state governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's certificate of incorporation or by-laws or any judgment, order, injunction, decree, agreement or instrument to which the Seller or the Stockholder is a party, or by which the Seller or the Stockholder is bound, or constitute a default thereunder.

          5.5 Subsidiaries and Investments. The Seller does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Seller.

          5.6  Financial Information.

            (a) Attached hereto at Schedule 4.6(a) is summary financial information concerning the assets and operations of the Business at February 28, 2003 and February 29, 2004.

            (b) Since February 29, 2004, (i) the Business has been operated solely in the normal course, (ii) there has been no material adverse change in the Assets, financial condition or operations of the Business, (iii) the Seller has not incurred any material obligation or liability relating to the Business except in the normal course of business, and (iv) the Seller has not experienced any material adverse change relating to the Business in its relationships with customers and/or suppliers.

            (c) The Seller and the Stockholder acknowledge that the Buyer must report the transaction contemplated by this Agreement to the U.S. Securities and Exchange Commission (the "SEC"). The Seller and the Stockholder will provide to the Buyer usual and customary financial information and access to the accounting books and records reasonably sufficient to enable the preparation of audited financial statements regarding the Seller's payment processing business of the Seller in conformity with Section 3-05 of Regulation S-X under the Securities Act of 1933, as amended.

          5.7  Tax Matters.

            (a) The Seller has, to the date hereof, filed all tax reports and tax returns required to be filed by the Seller, and the Seller and/or the Stockholder (as applicable) has paid all taxes, assessments and other impositions respecting the Seller and its income as and to the extent required by applicable law. Without limitation of the foregoing, the Seller has paid all payroll and unemployment taxes required to be paid by the Seller on or prior to the date hereof, and has remitted (and will hereafter remit, as and when due) all sales taxes required to be remitted by the Seller.

            (b) There are no audits pending with respect to any federal, state or local tax reports or tax returns of the Seller, and no waiver of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Seller.

          5.8 Title to the Assets. The Seller has and owns good and marketable title to all of the Assets, free and clear of all liens, pledges, claims, security interests and encumbrances of every kind and nature, except as set forth in Schedule 4.8 attached hereto. Substantially all of the Fixed Assets are listed in Schedule 1.1, all of which are in good operating condition and repair (reasonable wear and tear excepted), are adequate for their use in the Seller's business as presently conducted.

          5.9  Inventories and Receivables.

            (a) All supplies and other inventories of the Business are of a quality and quantity which are useable in the ordinary course of the Business.

            (b) All of the accounts receivable included in the Assets represent bona fide sales made or services rendered by the Seller prior to the date hereof. To the best of the Seller's and the Stockholder's knowledge, no offsets, deductions or claims have been asserted against or in respect of any of such accounts receivable.

          5.10 Legal Compliance. The Seller is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of the Business (including, without limitation, laws, regulations and ordinances relating to protection of the environment and the use, handling and disposal of hazardous substances), except as to any failure of compliance which would not have a material adverse effect, and has in full force and effect all licenses, permits and other authorizations required, to the knowledge of the Seller, for the conduct of its business as presently constituted; and the Seller has not received notice of any default or violation in respect of or under any of the foregoing.

          5.11 Real Property. The Seller does not own real estate or any interest therein, and has heretofore occupied its business premises on a rental basis.

          5.12 Employees. The Seller is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement or other commitment for the employment or retention of any person. The Seller has not had any material labor difficulty in the past two (2) years.

          5.13 Employee Benefits. The Seller does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of any employee, former employee or other person.

          5.14 Contracts and Commitments. The Seller does not have any material written contracts or commitments relating to the Business which are not specifically disclosed in any of the Schedules to this Agreement, and, to the knowledge of the Seller, no event, cause or condition exists or has occurred which would constitute a default under any such material contract, commitment or obligation.

          5.15 Litigation. There is no pending or, to the best knowledge of the Seller and the Stockholder, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against the Seller or relating to the Business. Neither the Seller nor the Stockholder is aware of any event, cause or condition which might reasonably give rise to or properly form the basis of any such suit, action, arbitration or proceeding. The Seller is not currently engaged in any legal action to recover any sums of money due to the Seller or damages sustained by the Seller.

          5.16 Intellectual Property. To its knowledge, the Seller has the valid right to utilize any and all trademarks, trade names, trade secrets and other intellectual property utilized in the Business, and has not received notice of any claimed infringement of such intellectual property with the rights or property of any other person.

          5.17 Investment Covenant. The Seller is receiving the Shares hereunder for its own account for investment, and not with a view to the resale or distribution thereof in violation of any federal or state securities laws. The Seller understands that the certificate(s) representing the Shares will bear a customary legend under the Securities Act of 1933, as amended, restricting the resale thereof in the absence of a subsequent registration of the resale of the Shares or an exemption from such registration requirements.

          5.18 Accuracy of Due Diligence Materials. All documents provided to the Buyer by the Seller pursuant to or in connection with this Agreement, including due diligence materials, are true and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statement made, in light of the circumstances under which they are made, not misleading.

     6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     In connection with the Seller's sale of the Assets to the Buyer, the Buyer hereby represents and warrants to the Seller and the Stockholder as follows:

          6.1 Organization, Good Standing and Ownership. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer has been duly and validly authorized by the Board of Directors of the Buyer. No further corporate authorization nor third party authorization or consent is required on the part of the Buyer to consummate the transactions contemplated hereby.

          6.3 Valid and Binding Agreement. This Agreement, and the Registration Rights Agreement (as such term is hereinafter defined), constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

          6.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement and/or the Registration Rights Agreement by the Buyer, nor compliance with the terms and provisions of this Agreement and/or the Registration Rights Agreement on the part of the Buyer, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Buyer; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which the Buyer is a party, or by which the Buyer is bound, or constitute a default thereunder.

          6.5 The Shares. The issuance of the Shares hereunder has been duly authorized by the Board of Directors of the Buyer, and, when issued, the Shares will be validly issued, fully paid, non-assessable and free of any preemptive rights.

          6.6 SEC Information. The Buyer has delivered or made available to the Seller and Stockholder true and complete copies of the Buyer's Annual Report on Form 10-KSB for the fiscal year ended
June 30, 2003, as amended, and Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 2003 and December 31, 2003
(the "SEC Documents"). None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omit to state material facts necessary in order to make the statements contained therein not misleading. The financial statements included in the SEC Documents fairly present the financial position of the Buyer at their respective dates and the results of its operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements.
The Buyer has not filed, and nothing has occurred with respect to which the Buyer would be required to file, any Current Report on Form
8-K since December 31, 2003, other than the Buyer's Form 8-K/A, dated October 15, 2003 and filed March 2, 2004, concerning an amendment to the terms of the Buyer's previous acquisition of shares of TransAxis, Inc.

          6.7 Disclosure. The Buyer has received all items of due diligence requested regarding the Business from the Seller and the Stockholder and has received answers to all questions and inquiries regarding same.

     7.  CLOSING.

          7.1 Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer's counsel in New York, New York, simultaneous with the execution and delivery hereof on the date first set forth above (the "Closing Date").

          7.2 Actions at Closing. On the Closing Date, simultaneous with the Closing, (a) the Buyer is paying to the Seller the Consideration provided in Section 3.1(a)(ii) above, (b) the Seller is executing and delivering to the Buyer a Bill of Sale in respect of the Assets (the "Bill of Sale"), together with such further conveyancing documents in respect of the Assets (including but not limited to endorsements of title documents, as appropriate) as may be necessary or appropriate in order to effect the transfer of the Assets to the Buyer, (c) the Buyer and the Stockholder are executing and delivering to one another a Non-Competition and Non-Disclosure Agreement (the "Non-Competition Agreement"), (d) the Buyer and the Stockholder are executing and delivering to one another a Registration Rights Agreement (the "Registration Rights Agreement"), and (e) the Seller is delivering to the Buyer a correct and complete list of all liabilities of the Seller relating to the Business as of the Closing Date (setting forth names, addresses and amounts owed).

     8.  INDEMNIFICATION.

          8.1  General.

            (a) The Seller and the Stockholder shall jointly and severally defend, indemnify and hold harmless the Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Buyer may incur, sustain or suffer ("Losses") as a result of (i) any breach of, or failure by the Seller or the Stockholder to perform, any of the representations, warranties or covenants of the Seller or the Stockholder contained in this Agreement, (ii) any failure by the Seller to pay or perform when due any of its costs, expenses, obligations, claims and liabilities in respect of the Assets for periods prior to the Closing Date, (iii) any failure by the parties to comply, to the extent applicable, with the bulk transfers law under the North Carolina Uniform Commercial Code (provided that nothing herein contained shall be deemed to acknowledge the applicability of such bulk transfers law to the transactions hereunder), and/or (iv) the action captioned Return on Investment Corporation v. UniComp, Inc., and any claims, suits, proceedings or other actions related thereto (the "ROI Litigation").

            (b) The Buyer shall defend, indemnify and hold harmless the Seller and the Stockholder from, against and in respect of any and all Losses, that the Seller or the Stockholder may incur, sustain or suffer as a result of any breach of, or failure by the Buyer to (i) perform any of the representations, warranties or covenants of the Buyer contained in this Agreement and (ii) pay all costs, expenses, obligations and claims relating to the Assets and the Business for periods after the Closing Date.

          8.2  Limitations on Certain Indemnity.

            (a) Notwithstanding any other provision of this Agreement to the contrary, except as specified in Section 7.2(d), neither the Seller nor the Stockholder shall be liable to the Buyer with respect to Losses unless and until the aggregate amount of all Losses incurred by the Buyer shall exceed the sum of $25,000 (the "Basket"). The Seller and the Stockholder shall thereafter be jointly and severally liable for all Losses in excess of the Basket, provided that the Seller's and the Stockholder's maximum aggregate liability in respect of all Losses shall not, except as specified in
Section 7.2(d) and with respect to any Losses involving proven fraud by the Seller or the Stockholder, in any event exceed the limitations set forth in Section 7.2(b) below.

            (b) Except as specified in Section 7.2(d) and with respect to any Losses involving proven fraud by the Seller or the Stockholder, the Seller and the Stockholder shall not be required, in the aggregate, to pay indemnification hereunder in an aggregate amount equal to the lesser of (i) $150,000, plus the Stockholder's net proceeds from the sale of the Shares, if the Shares have been sold or, if not, then the fair market value of the Shares, based on the average closing price of the Shares over the preceding five consecutive trading days, at the time the indemnification is to be satisfied, or (ii) One Million One Hundred Fifty Thousand Dollars ($1,150,000).

            (c) The Buyer shall be entitled to indemnification by the Seller and the Stockholder for Losses only in respect of claims for which notice of claim shall have been given to the Seller or the Stockholder on or before April 15, 2005.

            (d) The limitations set forth in subsections (a), (b) and (c) of this Section 7.2 shall not apply to any claim of the Buyer with respect to the ROI Litigation.

          8.3 Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

          8.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

     9.  POST-CLOSING EVENTS.

          9.1 Continuing Seller Liabilities. To the extent that the Seller shall defer payment beyond the Closing Date of any of its liabilities existing as of the Closing Date, and with respect to any liabilities of the Seller which may arise and become due and payable subsequent to the Closing Date, the Seller shall timely pay or satisfy such liabilities.

          9.2 Movement of Assets. The Seller shall cooperate with the Buyer in all reasonable respects (but without requirement for the Seller to incur any material expense) to permit the Buyer to remove the Assets from the Seller's premises on and after the Closing Date and, to transfer the servicing of its customers to the Buyer's Systems.

          9.3 Corporate Name. From and after the date hereof, the Seller shall cease and desist from any and all further use of the name "Smokey Mountain Processing" or any confusingly similar name, other than for purposes of filing routine corporate reports, tax returns and other such items.

          9.4 Operation of Business. Nothing contained in this Agreement shall be deemed to restrict the Buyer's sole and absolute discretion to operate the Assets at all times following the Closing Date.

          9.5 Accounts Receivable Collections. To the extent that, at any time from and after the Closing Date, the Seller shall receive payment of any accounts receivable which accrued and were due and payable prior to the Closing Date and which were included in the Assets, the Seller shall immediately turn same over to the Buyer in the form received (subject to any necessary endorsement), and pending such delivery, shall hold same in trust for the benefit of the Seller. To the extent that, at any time from and after the Closing Date, the Buyer shall receive payment of any accounts receivable which accrued and were due and payable before the Closing Date, the Buyer shall immediately turn same over to the Seller in the form received (subject to any necessary endorsement), and pending such delivery, shall hold same in trust for the benefit of the Seller.

          9.6 Further Assurances. From time to time from and after the Closing Date, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by the Buyer hereunder.

          9.7 Costs of Operation. As to periods from and after the Closing Date, the Buyer shall pay all costs and expenses associated with or arising from the use of the Assets in the operation of the Business.

     10.  COSTS.

          10.1 Finder's or Broker's Fees. Each of the Buyer, the Seller and the Stockholder represents and warrants that neither they nor any of their respective affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

          10.3 Expenses. The Buyer, the Seller and the Stockholder shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     11.  FORM OF AGREEMENT.

          11.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

          11.2 Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Schedules hereto, and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          11.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.  PARTIES.

          12.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

          12.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first day after delivery thereof to a recognized overnight delivery service for next day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            (a)  If to the Seller and/or the Stockholder:

                 UniComp, Inc.
                 6478 Putnam Ford Road, Suite 208
                 Woodstock, Georgia 30189
                 Attention:  Mr. Stephen A. Hafer
                 Chief Executive Officer

             with a copy to:

                 Durham Jones & Pinegar
                 111 East Broadway, Suite 900
                 Salt Lake City, Utah 84111
                 Attention: Jeffrey M. Jones, Esq.

            (b)  If to the Buyer:

                 FreeStar Technology Corporation
                 Calle Fantino Falco, J.A. Baez Bldg., 2nd Fl.
                 Santo Domingo, Dominican Republic
                 Attention:  Paul Egan, President & Chief
                 Executive Officer

             with a copy to:

                 Greenberg Traurig, LLP
                 MetLife Building
                 200 Park Avenue, 15th Floor
                 New York, New York  10166
                 Attention:  Spencer G. Feldman, Esq.

or to such other address as any party shall have specified by notice in writing given to the other parties.

     13.  MISCELLANEOUS.

          13.1 Amendments and Modifications. No amendment or modification of this Agreement or any Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

          13.2 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

          13.3 Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 7.3 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in the state of Florida or Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

     IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                       FREESTAR TECHNOLOGY CORPORATION


                                       By: /s/  Paul Egan
                                       Paul Egan
                                       President & Chief Executive Officer


                                       UNICOMP, INC.


                                       By: /s/  Stephen A. Hafer
                                       Stephen A. Hafer
                                       Chief Executive Officer


                                       UNIPAY, INC.


                                       By: /s/  Stephen A. Hafer
                                       Name: Stephen A. Hafer
                                       Title: Chief Executive Officer